EXHIBIT 10.2
Stock Option Agreement
      ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned person (“Optionee”) have entered into this Stock Option Agreement (this “Agreement”) effective as of the Grant Date set forth below. The Company has granted to Optionee the option (the “Option”) to purchase the number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) set forth below at the per Share purchase price (the “Exercise Price”) set forth below, pursuant to the terms of this Agreement. The Option was granted under the Company’s 2005 Equity Incentive Plan (the “Plan”).

Optionee Name:	Gregory P. Hanson
Grant Date:	12/20/2006
Vesting Commencement Date:	12/20/2006
Shares:	250,000
Exercise Price:	$2.57
1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Optionee confirms and acknowledges that Optionee has received and reviewed copies of the Plan and the Information Statement, dated July 13, 2005, with respect to the Plan. Optionee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.
2. Nature of the Option. The Option has been granted as an incentive to Optionee’s Continuous Service, and is in all respects subject to such Continuous Service and all other terms and conditions of this Agreement. The Option is intended to be an Incentive Option within the meaning of the Plan.
3. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:
     (a) Vesting and Right of Exercise.
(i) The Option shall vest and become exercisable with respect to one-fourth of the Shares at the first anniversary of the Vesting Commencement Date set forth in the preamble of this Agreement and as to one forty-eighth of the Shares at the end of each successive month thereafter until all of the Shares have vested, subject to Optionee’s Continuous Service; provided, however, that, in the event of an Involuntary Termination (as defined in Section 10 below) but subject to Optionee’s timely execution of the general release of claims and agreement (the “Release”) referred to in that certain letter agreement, dated December 13, 2006, by and between the Company and Optionee offering employment to Optionee (the “Offer Letter”) and Optionee’s not revoking the Release as described in the Offer

Letter, the Option shall vest and become exercisable, effective immediately prior to the effective date of such Involuntary Termination, with respect to that number of the Shares that would have vested and become exercisable had Optionee remained in Continuous Service for 6 months following the effective date of such Involuntary Termination.
(ii) In the event of Optionee’s death, disability or other termination of Optionee’s Continuous Service, the Option shall be exercisable in the manner and to the extent provided in Section 6.3 of the Plan; provided, however, that, anything in Section 6.3(a)(i) of the Plan to the contrary notwithstanding but subject to Optionee’s timely execution of the Release and Optionee’s not revoking the Release as described in the Offer Letter, in the event of an Involuntary Termination, the Option shall remain exercisable for 180 days following the effective date of such Involuntary Termination.
(iii) No fraction of a Share shall be purchasable or deliverable upon exercise of the Option, but in the event any adjustment hereunder of the number of Shares shall cause such number to include a fraction of a Share, such number of Shares shall be rounded down to the nearest smaller whole number of Shares.
     (b) Method of Exercise. In order to exercise any portion of the Option which has vested, Optionee shall notify the Company in writing of the election to exercise such vested portion of the Option and the number of Shares in respect of which the Option is being exercised, by executing and delivering the Notice of Exercise of Stock Option in the form attached hereto as Exhibit A (the “Exercise Notice”). The certificate or certificates representing Shares as to which the Option has been exercised shall be registered in the name of Optionee.
     (c) Restrictions on Exercise.
(i) Optionee may exercise the Option only with respect to Shares that have vested in accordance with Section 3(a) of this Agreement.
(ii) Optionee may not exercise the Option if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation.
(iii) The method and manner of payment of the Exercise Price will be subject to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise.

(iv) As a condition to the exercise of the Option, the Company may require Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificate(s) for the Shares issued upon exercise of the Option may bear appropriate legends restricting transfer.
(v) Optionee may only exercise the Option upon, and the obligations of the Company under this Agreement to issue Shares to Optionee upon any exercise of the Option is conditioned on, satisfaction of all federal, state, local or other withholding tax obligations associated with such exercise (whether so required to secure for the Company an otherwise available tax deduction or otherwise) (“Withholding Obligations”). The Company reserves the right to require Optionee to remit to the Company an amount sufficient to satisfy all Withholding Obligations prior to the issuance of any Shares upon any exercise of the Option. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Optionee any amounts necessary to meet any Withholding Obligations.
4. Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall bind the executors, administrators, heirs and successors of Optionee.
5. Method of Payment.
     (a) Upon exercise, Optionee shall pay the aggregate Exercise Price of the Shares purchased by any of the following methods, or a combination thereof, at the election of Optionee:
(i) by cash;
(ii) by certified or bank cashier’s check;
(iii) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, by surrender of whole shares of Common Stock having a Market Value equal to the portion of the Exercise Price to be paid by such surrender, provided that if such shares of Common Stock to be surrendered were acquired upon exercise of an Incentive Option, Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code; or
(iv) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, pursuant to and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).
     (b) If Optionee shall pay all or a portion of the aggregate Exercise Price due upon an exercise of the Option by surrendering shares of Common Stock pursuant to Section 5(a)(iii), then Optionee:
(i) shall accompany the Exercise Notice with a duly endorsed blank stock power with respect to the number of shares of Common Stock to be surrendered and shall deliver the certificate(s) representing such surrendered shares to the Company at its principal offices within two business days after the date of the Exercise Notice;
(ii) authorizes and directs the Secretary of the Company to transfer so many of the shares of Common Stock represented by such certificate(s) as are necessary to pay the aggregate Exercise Price in accordance with this Agreement;
(iii) agrees that Optionee may not surrender any fractional share as payment of any portion of the Exercise Price; and
(iv) agrees that, notwithstanding any other provision in this Agreement, Optionee may only surrender shares of Common Stock owned by Optionee as of the date of the Exercise Notice in the manner and within the time periods allowed under Rule 16b-3 promulgated under the Exchange Act.
6. Adjustments to Option. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Option, and the Exercise Price, shall be proportionately adjusted in accordance with and pursuant to Section 8.1 of the Plan. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in this Agreement, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or the Exercise Price.
7. Term of Option. The Option may not be exercised more than 10 years after the Grant Date, and may be exercised during such term only in accordance with the terms of this Agreement.
8. Not Employment Contract. Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Optionee’s Continuous Service at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.

9. Tax Consequences Generally. Optionee acknowledges that Optionee may suffer adverse tax consequences as a result of Optionee’s exercise of the Option. Optionee acknowledges that the Company advises that Optionee consult with Optionee’s tax advisers in connection with any exercise of the Option or disposition of the Shares receivable upon exercise of the Option. Optionee agrees that Optionee is not relying on the Company for any tax advice with respect to the acceptance or exercise of the Option, the disposition of any Shares Optionee may acquire upon exercise of the Option or otherwise. Any adverse consequences incurred by an Optionee with respect to the use of shares of Common Stock to pay any part of the aggregate Exercise Price or of any tax in connection with the exercise of an Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of Optionee.
10. Adjustments in Acquisitions.
In accordance with the provisions of Section 8.2(a) of the Plan, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control if Optionee remains employed by the Company or one of its Affiliates as of the closing date of such Acquisition, and the Option is not assumed or replaced by the successor or acquiring entity or the entity in control of such successor or acquiring entity in accordance with Section 8.2 (referred to for purposes of this section as the “Acquirer”); provided, however, that, even if the Option is assumed or replaced by the Acquirer, 50% of any unvested portion of the Option shall be deemed to have vested as of the closing date of such Acquisition and the remaining unvested portion of the Option (after taking into account the foregoing) shall vest ratably by month over the 12-month period beginning on the closing of such Acquisition, subject to Optionee’s Continuous Service. Otherwise, the Option will not Accelerate in the event of an Acquisition. In this regard, if Optionee is offered employment or some other continuing role by or on behalf of the Acquirer, including but not limited to, continuing employment with the Company, and in connection therewith, the Acquirer offers to assume or replace the Option, the Option will not Accelerate if Optionee does not accept the offer. For clarification, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control even if Optionee does not remain employed by the Company or one of its Affiliates as of the closing date of such Acquisition if Optionee is the subject of an Involuntary Termination prior to such Acquisition and such Involuntary Termination is directly connected with or the result of such Acquisition.
If, following a Change of Control in which the Option has been assumed by the successor or acquiring entity as of the closing date of such Change of Control, in the event of Optionee’s Involuntary Termination of employment within 12 months after the closing date of such Change of Control the vesting of the assumed Option shall be accelerated such that the Option will so vest as of the effective date of such Involuntary Termination with respect to all Shares that would have become vested during such 12-month period but for the Change of Control and Involuntary Termination (assuming Optionee’s Continuous Service). An “Involuntary Termination” is one that occurs by reason of dismissal for any reason other than Misconduct or of voluntary resignation following: (i)

a change in position that materially reduces the level of Optionee’s responsibility, (ii) a material reduction in Optionee’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if Optionee has not consented to the change or relocation. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee.
11. Consent of Spouse/Domestic Partner. Optionee agrees that Optionee’s spouse’s or domestic partner’s interest in the Option is subject to this Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Agreement. Optionee agrees that all community property interests of Optionee and Optionee’s spouse or domestic partner in the Option, if any, shall similarly be bound by this Agreement. Optionee agrees that this Agreement is binding upon Optionee’s and Optionee’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Optionee represents and warrants to the Company that Optionee has the authority to bind Optionee’s spouse/domestic partner with respect to the Option. Optionee agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 11 and the consent of Optionee’s spouse/domestic partner.
     IN WITNESS WHEREOF, Optionee and the Company have entered into this Agreement as of the Grant Date.

/s/ Gregory P. Hanson	ADVENTRX Pharmaceuticals, Inc.
Gregory P. Hanson
	By: Name:	/s/ Evan M. Levine Evan M. Levine
	Title:	Chief Executive Officer

Exhibit A
Notice of Exercise of Stock Option
I                                                              (please print legibly) hereby elect to exercise the stock options(s) identified below (the “Option(s)”) granted to me by ADVENTRX Pharmaceuticals, Inc. (the “Company”) under its 2005 Equity Incentive Plan (the “Plan”) with respect to the number of shares of Common Stock of the Company set forth below (the “Shares”). I represent that each Share is fully vested and exercisable and subject to the Option(s). I acknowledge and agree that my exercise of the Option(s) is subject to the terms and conditions of the Plan and the Stock Option Agreement(s) governing the Option(s).
     1.                                          Shares at $                      per share (Grant date):
     2.                                          Shares at $                      per share (Grant date):
     3.                                          Shares at $                      per share (Grant date):
     4.                                          Shares at $                      per share (Grant date):

I choose to pay for the exercise of the above option(s) as follows (please circle applicable item numbers):
1. Cash: $
2. Check: $                                         (please make checks payable to ADVENTRX Pharmaceuticals, Inc.)
3. Surrender of                                          Shares:

Please deliver the stock certificate(s) representing the Shares to (please print legibly):

Name:

(please print legibly)

Signature:

Date:

Phone No: